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                                                                    Exhibit 21.1

                    Subsidiaries of Evergreen Holdings, Inc.

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                                                                Jurisdiction of
                  Subsidiary Name                         Incorporation/Organization
                  ---------------                         --------------------------
Evergreen Agricultural Enterprises, Inc.                           Oregon

Evergreen Agricultural Products, LLC                              Delaware

Evergreen Air Center, Inc.                                         Oregon

Evergreen Aircraft Sales & Leasing Co., Inc.                       Nevada

Evergreen Aviation Ground Logistics Enterprise, Inc.              Delaware

Evergreen Equity, Inc.                                             Nevada

Evergreen Helicopters Alaska, Inc.                                 Alaska

Evergreen Helicopters International, Inc.                          Texas

Evergreen Helicopters, Inc.                                        Oregon

Evergreen International Airlines, Inc.                             Oregon

Evergreen International Aviation, Inc.                             Oregon

Sys-tems LogistiX, Inc.                                           Delaware

Trust created pursuant to the Trust Agreement, dated as           Delaware
of February 26, 1986, as amended and restated pursuant to the Amended and Restated Trust Agreement, dated as of August 31, 1987, as amended on August 31, 1988, and as amended and restated pursuant to the Second Amended and Restated Trust Agreement, dated as of September 29,
1995, and as amended as of May 8, 2003, among Evergreen
International Aviation Inc. (an assignee of Evergreen
Holdings, Inc.) as successor to 747, Inc. and King,
Christian Inc. and Delford M. Smith, as Beneficiaries, and Wilmington Trust Company, not in its individual capacity, but solely as owner trustee
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